Exhibit 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) October 31, 2003

Nine-month Year-to-Date Net Income was reported at $1,113,110 ($.82 per diluted share) an increase of 77.0% over same period for 2002

Access Anytime BanCorp, Inc., (Nasdaq SmallCap: AABC) the holding company for FIRSTBANK, reported nine-month year-to-date net income of $1,113,110 ($.82 on a diluted earnings per share basis).  The year-to-date net income compared to the first three quarters of 2002 net income of $628,737 ($.46 per diluted share) an increase of $484,373 or 77.0%.  Net income for the third quarter ended September 30, 2003 was $384,949 or $.28 per diluted share compared to $226,762 or $.16 per diluted share for the third quarter ended September 30, 2002, an increase of $158,187 or 69.8%.

Contributing to the net interest income improvement year-to-date was the increased net margin positive change of $301,590 or 6.0% better than same period 2002.  The major factor was a reduction of interest expense of $624,807.

The allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, general economic conditions, loan growth, the estimated fair value of the loans underlying collateral and other factors which may affect the collectibility of loans.  During the first nine months of 2003, the provision for loan losses was $568,000 from $618,000 year-to-date third quarter 2002.

During the nine months ended September 30, 2003, non-interest income increased by $1,612,560 to $3,063,312 compared to $1,450,752 in 2002, an improvement of 111.2%.  The increase in non-interest income for the nine-month period compared to 2002 was due to an improvement of $238,656 for loan servicing, $1,345,471 from gains on sale of loans, and other income was up $77,553.

Noninterest Expense. Noninterest expense increased to $6,262,475 from $4,770,167 for the nine-months ended September 30, 2003 compared to the same period in 2002.  The $1,492,308 increase in noninterest expense was primarily due to an increase in sales incentives as shown in salaries and employee benefits of $1,010,413, professional fees of $285,602, and other expense of $152,651.  The increase in salaries and employee benefits is primarily due to the increase in sales incentives based on loan production in the first nine-months of 2003, and the increase in other expense is primarily due to expenses due to the increase in loan production.  The increase in professional fees was primarily due to a $169,498 charge for fees associated with the proposed merger with First National Bank Holding Company, which was subsequently terminated.  The $169,498 fees associated with the proposed merger, adjusted for taxes, represent $.08 per diluted share for the nine-months ended September 30, 2003, and without the expenses related to the proposed merger net income would have been an increase of $101,698 to $1,214,808 for the nine-months as compared to net income of $628,737 for the nine-months ended September 30, 2002.

Income Tax Expense.  The income tax expense for the nine-months ended September 30, 2003 decreased by $12,531 to $406,627 from $419,158 in the nine-months ended September 30, 2002.  Based on third quarter operating results, the Company changed its estimate with respect to the future benefits of the state of New Mexico net operating loss (“State NOL”) carryforwards and, accordingly, reduced the valuation allowance.  The State NOL carryforwards expire through 2005.  Based on the Company’s historical taxable transactions, the timing of the reversal of existing temporary differences, and the evaluation of tax planning strategies, management believes it is more likely than not that the Company’s future taxable income will be sufficient to realize the benefit of the remaining deferred tax asset.

Total assets for the Company at September 30, 2003 were $202,338,000, an increase of $7,613,000 or 3.9% from September 2002.  The increase in assets was primarily due to an increase in loans and short term investments.  Total deposits of $159 million were equal to the nine-months total deposits ended September 30, 2002.

FIRSTBANK’s total equity was $21,461,920 at September 30, 2003.  The regulatory ratios for a well-capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core capital, and (3) 6% for Tier 1 Risk-based capital.  The third quarter ratios were 15.20%, 9.97% and 14.58% respectively, all of which exceed those standards.

FIRSTBANK currently has offices in Albuquerque, Clovis, Gallup and Portales, New Mexico.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors including changes in economic conditions, including changes in governmental outlays in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements.  Further discussion is contained in the Form 10-KSB.

Contact:                           NR Corzine, Chairman, Chief Executive

PO Box 16810

Albuquerque, New Mexico 87191-6810

Phone 505-299-0900

Date:  October 31 2003

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net (Mill)	% CHG	Per Share	% CHG
			Curr	Prev

AABC (Nq)	Q9/30	0.38	70.28	.16	75

AccessAny	9 Mo.	1.11	77.82	.46	78